Exhibit 99.1

RPM INCREASES CASH DIVIDEND FOR 48th CONSECUTIVE YEAR

•    Quarterly payment of $0.40 per share is 5.3% increase over prior year

•    Four Directors Re-Elected at Annual Meeting of Stockholders

MEDINA, Ohio – October 7, 2021 – RPM International Inc. (NYSE: RPM) today announced at its annual meeting of stockholders that its board of directors declared a regular quarterly cash dividend of $0.40 per share, payable on October 29, 2021, to stockholders of record as of October 18, 2021. This payment represents a 5.3 percent increase over the $0.38 quarterly cash dividend paid at this time last year.

This action marks RPM’s 48th consecutive year of increased cash dividends paid to its stockholders, which places RPM in an elite category of less than half of 1 percent of all publicly traded U.S. companies. Only 41 other companies, besides RPM, have consecutively paid an increasing annual dividend for this period of time or longer, according to the Mergent Handbook of Dividend Achievers. During this timeframe, the company has returned approximately $2.8 billion in cash dividends to its stockholders. At a share price of $81.00, RPM’s dividend yield would be 2.0 percent.

“Increasing our cash dividend on an annual basis is one of the primary ways we continuously reward our shareholders,” stated Frank C. Sullivan, RPM chairman and CEO. “Combined with an appreciating stock price, increasing the dividend enables us to consistently deliver long-term value and outperform the cumulative total return of the broader market.”

At the meeting, four directors were re-elected to serve in Class II with three-year terms expiring at the annual meeting of stockholders in 2024. They included John M. Ballbach, former chairman and CEO of VWR International, LLC; Bruce A. Carbonari, retired chairman and CEO of Fortune Brands, Inc.; Jenniffer D. Deckard, chief financial and administrative officer of The Sisters of Notre Dame of the United States, and former president and CEO of Covia Holdings Corporation; and Salvatore D. Fazzolari, former chairman, president and CEO of Harsco Corporation.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: consumer, construction products, performance coatings and specialty products. RPM has a diverse portfolio with hundreds of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, Day-Glo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces, to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 15,500 individuals worldwide. Visit www.RPMinc.com to learn more.

For more information, contact Russell L. Gordon, vice president and chief financial officer, at 330-273-5090 or rgordon@rpminc.com.

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